UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 1, 2010

WaferGen Bio-systems, Inc.
(Exact name of registrant as specified in its charter)

Nevada	333-136424	20-3699764
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

7400 Paseo Padre Parkway Fremont, CA 94555	94538
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (510) 651-4450

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On July 1, 2010, WaferGen Bio-systems, Inc., a Nevada corporation (the “Company”), priced a registered direct offering by entering into a securities purchase agreement with certain investors. Pursuant to the terms of the securities purchase agreement, the Company has sold an aggregate of approximately 6.0 million shares of its common stock and warrants to purchase a total of approximately 3.0 million shares of its common stock to such investors for gross proceeds of approximately $7.2 million.  The common stock and warrants were sold in units, with each unit consisting of one share of common stock and a warrant to purchase 50% of a share of common stock.  The purchase price per unit was $1.20.  Subject to certain ownership limitations, the warrants will be exercisable immediately and will expire five years from the date the warrants are issued, at an exercise price of $1.55 per share.  The number of shares issuable upon exercise of the warrants and the exercise price of the warrants are adjustable in the event of stock splits, combinations and reclassifications, but not in the event of the issuance by the Company of additional securities.

The net proceeds to the Company from the registered direct public offering, after deducting fees and expenses of the Company’s placement agents (not including the warrants to purchase an aggregate of approximately 384,100 shares of the Company’s common stock to be issued to the placement agents or their designees), deducting the Company’s estimated offering expenses and excluding the proceeds, if any, from the exercise of the warrants issued in the offering, are approximately $6.7 million. The offering closed on July 7, 2010.

The shares of common stock, warrants to purchase common stock (excluding warrants issues to the placement agents or their designees) and shares of common stock issuable upon exercise of the investor warrants were issued pursuant to a prospectus supplement filed with the Securities and Exchange Commission in connection with a takedown from the Company’s shelf registration statement on Form S-3 (File No. 333-167165), which became effective on June 8, 2010.  A copy of the opinion of McDonald Carano Wilson LLP relating to the legality of the issuance and sale of the shares of common stock, warrants to purchase common stock and shares of common stock issuable upon exercise of the warrants in the offering is attached as Exhibit 5.1 hereto.

The investors in the offering include (i) the Shivji Family Trust, an affiliate of Alnoor Shivji, the Company’s Chairman, President and Chief Executive Officer, which purchased 833,334 units in the offering, (ii) Robert Coradini, a member of the Company’s Board of Directors, who purchased 125,000 units in the offering, (iii) Robert Hariri, a member of the Company’s Board of Directors, who purchased 40,000 units in the offering, (iv) Nadine Smith, a member of the Company’s Board of Directors, who purchased 166,667 units in the offering, and (v) Cojack Investment Opportunities, LLC, which is an affiliate of Dr. Raymond Dean Hautamaki, a member of the Company’s Board of Directors, and which purchased 100,000 units in the offering.

Rodman & Renshaw, LLC acted as lead placement agent in connection with the offering, with Gilford Securities Incorporated as sub-placement agent.  The Company paid the placement agents an aggregate fee equal to 6.0% of the gross proceeds received in the offering, subject to certain exceptions.  In addition, the Company granted to the Placement Agents or their designees warrants to purchase an aggregate of 203,500 shares of the Company’s common stock.

The foregoing summaries of the terms of the securities purchase agreements and the warrants are subject to, and qualified in their entirety by reference to, the form of securities purchase agreement and the form of warrant, which are filed as 10.1 and 4.1, respectively, to this report and are incorporated herein by reference.  The securities purchase agreements contains representations and warranties that the parties made to, and solely for the benefit of, the other in the context of all of the terms and conditions of that agreement and in the context of the specific relationship between the parties.

Item 7.01	Regulation FD Disclosure.

On July 2, 2010, the Company announced the pricing of the registered direct offering described in Item 1.01 above.  A copy of the news release is furnished as Exhibit 99.1 to this report and is incorporated herein by reference.

The information contained in this Item 7.01 and Exhibit 99.1 to this report shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liability of that section, and shall not be incorporated by reference into any filings made by the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except as may be expressly set forth by specific reference in such filing.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

4.1	Form of Warrant.

5.1	Opinion of McDonald Carano Wilson LLP, dated July 7, 2010.

10.1	Form of Securities Purchase Agreement, dated as of July 7, 2010, between WaferGen Bio-systems, Inc. and the investors party thereto.

23.1	Consent of McDonald Carano Wilson LLP (included in Exhibit 5.1).

99.1	Press release, dated July 2, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WaferGen Bio-systems, Inc.
Date: July 8, 2010	By:	/s/ Alnoor Shivji
Alnoor Shivji
Chairman, President and Chief Executive Officer

Exhibit Index

Exhibit No.	Description

4.1	Form of Warrant.

5.1	Opinion of McDonald Carano Wilson LLP, dated July 7, 2010.

10.1	Form of Securities Purchase Agreement, dated as of July 7, 2010, between WaferGen Bio-systems, Inc. and the investors party thereto.

23.1	Consent of McDonald Carano Wilson LLP (included in Exhibit 5.1).

99.1	Press release, dated July 2, 2010.